                                                                 EXHIBIT (e)(18)

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]".


                           FIRST AMENDED AND RESTATED
                       MARKETING AGREEMENT TO FACILITATE
                        THE SALE OF NON-PUBLISHED FARES

    This agreement ("Agreement") is made and effective as of August 21, 2001 by and between Travelocity.com L.P. ("Travelocity") and Sabre Inc. ("Sabre").

                                BACKGROUND FACTS

A. Travelocity is negotiating with air travel suppliers to obtain:

     (i) Non-Published Inventory Agreements, and/or

    (ii) Commission Agreements, and/or

   (iii) Exclusivity Agreements.

B. Certain travel suppliers have refused to provide to Travelocity broadened distribution rights or improved commission arrangements or exclusive marketing rights unless Travelocity provides certain financial incentives to the suppliers.

C. Under the current U.S. Department of Transportation regulations governing the operation of computer reservation systems, there is no restriction on Travelocity's entering into commercial arrangements on an individually negotiated basis with air travel suppliers that require such incentives.

D. Sabre is willing to provide Marketing Fees to Travelocity, in exchange for the consideration set forth in Sections 4 and 5, in order to facilitate Travelocity's ability to provide Incentive Payments.

                                   AGREEMENT

    In consideration of the mutual promises herein contained, the parties agree as follows:

1.  Travelocity shall promptly seek to obtain various Carrier Marketing
    Agreements.

2. Sabre agrees to pay Travelocity the Marketing Fees. Sabre will continue to pay the Marketing Fees to Travelocity until the expiration of three
    (3) years after the date of the first Booking as to which the Sabre was obligated to pay a Marketing Fee to Travelocity under this Agreement.

    This Section 2 shall be subject to the following terms and conditions:

    A. The Marketing Fees will be adjusted from time to time by the Adjustment Amount.

    B. Sabre shall pay the Marketing Fees to Travelocity on a monthly basis, in arrears, for Incentive Payments in the preceding month. In the event of a Dispute (as defined in the Access Agreement), concerning the amount to be paid to Travelocity, neither party shall be entitled to set off any disputed amount against any other obligation between the parties.

    C. Travelocity shall provide Sabre with a baseline Five Year Plan.

    D. Subject to Sections 4 and 5, Travelocity shall be entitled to retain the Marketing Fee received from Sabre as to any [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] month period (each such period beginning on the quarterly anniversary of the Effective Date) as to each Carrier included under a Carrier Marketing Agreement with Travelocity (excluding from this computation any Sabre Bookings by a Carrier when a Carrier Marketing Agreement was not in effect with such Carrier), so long as during such period the average number of Incentive Bookings under Carrier Marketing Agreements meets or exceeds the Incentive Bookings Threshold.

    E. Notwithstanding any provision to the contrary in the Access Agreement, during any period of time during which a Non Published Inventory Agreement is in effect between Travelocity and any Carrier, Travelocity shall not promote, provide or facilitate access to direct Bookings (as such
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       term is defined in the Access Agreement) with such Carrier; [TEXT
       OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

    F. Either party shall have the right to terminate this Agreement immediately in the event that the U.S. CRS rules are revised or interpreted by the U.S. Department of Transportation in such a manner as to make unlawful the payment of the Marketing Fee by Sabre to Travelocity or to require that Sabre or Travelocity make such Marketing Fee available to any person or entity other than Travelocity.

3.  This Agreement shall remain in full force and effect until the earlier of:
    (a) termination pursuant to Section 2(F), or (b) termination by written agreement of the parties.

4. In return for Sabre's payment of the Marketing Fees to Travelocity, Travelocity shall use commercially reasonable efforts to provide to Sabre economic value equivalent to the Marketing Fees paid to Travelocity in any of the following ways, whether individually or in combination:

    A. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

    B. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

    C. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

    D. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

5. [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] months after the Marketing Fee is paid or otherwise credited to Travelocity for each calendar quarter, Sabre and Travelocity shall meet and determine on a rolling quarter-by-quarter basis, whether Travelocity has provided to Sabre over such [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] month period value equivalent to the Marketing Fee paid in the quarter under review, by any combination of the methods identified in paragraph 4. In making such a value determination, the parties will apply the principle that Travelocity shall not count more than once any value provided to Sabre that could be included in more than one of the categories identified in paragraph 4.

    A. If at any such meeting Travelocity and Sabre mutually agree that Travelocity has not yet provided such equivalent value for the Marketing Fees paid in the quarter then under review, taking into account any overage or shortfall from any preceding quarter, then Sabre shall determine whether it can reasonably expect Travelocity to provide such equivalent value during the next succeeding [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] months.

    B. If Sabre does not reasonably expect Travelocity to provide such equivalent value during the next succeeding [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] months, then Sabre and Travelocity shall establish a written plan under which Travelocity shall provide such equivalent value.

    C. If by [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] months after each monthly Marketing Fee is paid or otherwise credited to Travelocity, Travelocity has not provided to Sabre over such [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] month period value equivalent to the Marketing Fee for the quarter under review, by any combination of the methods identified in
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       paragraph 4, then Travelocity shall deliver to Sabre such equivalent value shortfall in cash or agreed value.

    D. If by [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] months after the last monthly Marketing Fee is paid or otherwise credited to Travelocity, Travelocity has provided to Sabre over the term of this Agreement equivalent value to all Marketing Fees, then Travelocity shall have no further obligation to Sabre hereunder.

    E. In the event that the parties shall mutually agree to terminate this Agreement pursuant to Section 3(b), they shall first determine whether Travelocity has provided to Sabre over the term of the Agreement equivalent value to all Marketing Fees, and if not, agree upon the amount of any final payment from Travelocity to Sabre.

6. The Dispute Resolution provisions of the Access Agreement are hereby incorporated by reference, as if fully set forth herein, and made applicable to this Agreement.

In witness whereof the parties have executed this Agreement below by and through their authorized representatives.

TRAVELOCITY.COM L.P., A DELAWARE LIMITED         SABRE INC., A DELAWARE CORPORATION
PARTNERSHIP

By: Travelocity Holdings Inc.
As General Partner

By: /s/ Terrell B. Jones                         By: /s/ Eric Speck
   ----------------------------                     ------------------------
Name:  Terrell B. Jones                          Name:  Eric Speck
Title: President and Chief Executive Officer     Title: Executive Vice President
Date:  October 16, 2001                          Date:


                                   EXHIBIT A
                                  DEFINITIONS

"ACCESS AGREEMENT" means the Amended and Restated Access Agreement, effective as of March 7, 2000, between Sabre and Travelocity.

"ADJUSTMENT AMOUNT" means (a) the Marketing Fee will be reduced by the same amount per segment as Sabre reduces the Booking Fee per segment that it charges such Carrier for Bookings, and (b) if after any such reduction Sabre increases the Booking Fee per segment that it charges such Carrier for Bookings by any amount in excess of [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] annually on a cumulative basis, the Marketing Fees will be increased by such excess amount.

"BOOKING" means a travel segment reservation on a Carrier that is created in the Sabre CRS by a consumer located in the United States using the Travelocity Web Sites and as to which Sabre is paid a Booking Fee by the relevant Carrier.

"BOOKING FEE" means the fee per Booking that is payable to Sabre by the relevant air travel supplier, as specified in Sabre's then current participation agreement with the air travel supplier.

"CARRIER" means an air travel supplier with which a Carrier Marketing Agreement is executed by Travelocity within [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] days of the effective date of this agreement.

"CARRIER MARKETING AGREEMENT(S)" means any or all of: Non-Published Inventory Agreement(s), Commission Agreement(s) and/or Exclusivity Agreement(s).

"COMMISSION AGREEMENT" means an agreement with a Carrier setting Travelocity's commission as an amount per Booking, or as a percentage of the gross sales price for Bookings, made on such supplier through the Travelocity Web Sites.

"EXCLUSIVITY AGREEMENT" means a contract providing to Travelocity certain exclusive marketing rights for all or a significant portion of a Carrier's Non-Published Inventory.

"FIVE YEAR PLAN" means the baseline 5-year financial plan provided by Travelocity which shall, among other things, include a forecast of the total number of Bookings through the Travelocity Web Sites using Non-Published Inventory.

"INCENTIVE BOOKINGS THRESHOLD" means not less than [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] of the total number of all Bookings on the Carriers covered under such Carrier Marketing Agreements via Travelocity Web Sites during a quarterly measurement period.

"INCENTIVE PAYMENTS" means payments paid by Travelocity to Carriers pursuant to Carrier Marketing Agreements.

"MARKETING FEES" means an amount reimbursable to Travelocity, up to a maximum amount of [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] per Booking, for amounts that Travelocity actually pays to or credits to Carriers as Incentive Payments.

"NON-PUBLISHED INVENTORY AGREEMENT" means a contract with a Carrier allowing Travelocity to distribute for sale through the Travelocity Web Sites all or a significant portion of such Carrier's Non-Published Inventory.

"NON-PUBLISHED INVENTORY" means an air travel supplier's net fares, opaque inventory, wholesale and bulk inventory, Internet fares and/or other fares that are not available to Travelocity other than pursuant to a Non-Published Inventory Agreement.

"SABRE CRS" means the global travel distribution and computer reservations system provided by Sabre.

"TRAVELOCITY WEB SITES" means travel distribution and booking services offered by Travelocity principally to consumers via the Internet (or via other distribution channels) either directly by Travelocity or through portal sites or co-branded sites.